Exhibit 99.1

FOR RELEASE AT 7:00 AM EST ON WEDNESDAY, DECEMBER 5, 2012

KODIAK OIL & GAS CORP. PROVIDES INTERIM OPERATIONS UPDATE

•                  12 NEW HIGH-WORKING-INTEREST PRODUCERS ADD TO Q412 SALES VOLUMES

DENVER — December 5, 2012 /PRNewswire-FirstCall/ — Kodiak Oil & Gas Corp. (NYSE: KOG), an oil and gas exploration and production company with primary assets in the Williston Basin of North Dakota, today provided an interim corporate update on recent completion and drilling activities.

Interim Completion Operations Update

Kodiak completion operations in the Williston Basin continue with two full-time, 24-hour-per-day crews.  During the fourth quarter through November 30, 2012, the Company completed 17 gross (16 net) operated wells and anticipates completing an additional nine gross (8 net) operated wells during December, bringing the fourth quarter 2012 completions to 26 gross (24 net) operated wells.

Over the last two weeks of November 2012, the Company’s net oil and gas sales averaged approximately 22,000 barrels of oil equivalent per day (BOE/d); assuming non-operated production during that period was unchanged from third quarter results.  Several of the recent well completions occurred in late November and early December and therefore did not materially contribute to the November oil and gas sales averages.

The following table sets forth information relating to the Company’s recent operated Williston Basin completion activity:

Recent Operated Well Completions

		WI/		IP 24-hour Test (BOE/d)			Choke
Well Name	County	NRI (%)	Formation	BOPD	MMcf/d	BOE/d	Size ”	PSI
Smokey Cupcake 14-21-16-3H3	McKenzie	95 / 76	Three Forks	2,134	5.85	3,109	38/64	2,000
Smokey 14-21-33-14H	McKenzie	90 / 72	Bakken	2,117	5.74	3,074	38/64	2,050
Smokey 14-21-33-14H3	McKenzie	93 / 74	Three Forks	1,404	4.69	2,186	42/64	1,500
Smokey Kinden 14-21-16-3H	McKenzie	100 / 80	Bakken	2,125	2.36	2,518	42/64	2,600
Koala 15-33-28-3H	McKenzie	88 / 71	Bakken	2,257	3.37	2,819	26/64	2,600
Koala 15-33-28-2H3	McKenzie	95 / 76	Three Forks	2,120	3.14	2,643	34/64	2,200
Koala 15-33-28-2H	McKenzie	88 / 71	Bakken	2,338	3.42	2,907	28/64	2,250
SC 12-7-8-9H3	Dunn	100 / 81	Three Forks	1,370	0.74	1,494	32/64	1,300
SC 16-2-3-13H	Dunn	99 / 81	Bakken	1,749	1.14	1,938	28/64	1,500
SC 16-2-3-13H3	Dunn	99 / 81	Three Forks	1,516	1.12	1,703	36/64	1,100
Smokey 15-7-19-15H	McKenzie	98 / 77	Bakken	1,950	4.87	2,761	38/64	2,000
Smokey 15-7-19-15H3	McKenzie	98 / 77	Three Forks	1,466	3.23	2,004	36/64	1,450
Ongoing Operated Well Completions
Smokey 15-7-6-2H3	McKenzie	88 / 68	Three Forks	Flowing Back
Smokey 15-7-6-2H	McKenzie	86 / 67	Bakken	Flowing Back
MC 16-26-27-12H	Dunn	69 / 55	Bakken	Completing
MC 16-26-27-13H3	Dunn	69 / 55	Three Forks	Completing
Koala 2-25-36-14H3	McKenzie	94 / 75	Three Forks	Completing

Interim Drilling Operations Update

Kodiak’s drilling operations continue with seven operated rigs.  Currently, two drilling rigs are operating in the Polar project area in southern Williams County and two rigs are operating in Dunn County, with one rig in each of the

Smokey, Koala and Grizzly project areas in McKenzie County.  As a result of Kodiak’s continued efficiencies in its drilling operations and the resultant decrease in spud-to-rig-release drilling times, the Company intends to release one of the drilling rigs in January 2013 and initially plans to operate six rigs during the remainder of 2013.

As announced earlier, the Company is in the process of commencing drilling to test tighter well bore density in its Polar and Smokey operating areas.  In these two areas the Company intends to drill up to 12 wells within a drilling spacing unit (DSU) to target the Middle Bakken and the two upper intervals of the Three Forks formations.  Three four-well pads are being constructed in the Polar pilot project and three drilling rigs are expected to be mobilized on these pads in early 2013.  In Kodiak’s Smokey block, two wells within the test DSU have recently been fracture stimulated and are currently flowing back.  A rig is on location with the intention to drill three additional well bores into the same DSU.  The balance of the wells are expected to be drilled later in 2013.

Management Comment

Commenting on ongoing operations, Kodiak’s Chairman and CEO Lynn A. Peterson said:  “We are very pleased with the efficient pace of our completion operations.  Our production base continues to grow as we bring wells onto production and we remain on track to meet our previously announced guidance.  We continue to be encouraged by the consistent well results throughout our operating areas and by the similarity in our production results between wells drilled in the Middle Bakken and in the Three Forks formations.

“We are looking forward to commencing the drilling of our down-spacing projects.  It is important that we do this work in the early stages of our development program in order to gain information to help us best drain the reservoirs.  We will continue to monitor other operators’ results from tighter drilling as well as results from wells drilled in the deeper benches of the Three Forks Formation.  Both of these developments could have a significant impact on the entire Williston Basin.”

About Kodiak Oil & Gas Corp.

Denver-based Kodiak Oil & Gas Corp. is an independent energy exploration and development company focused on exploring, developing and producing oil and natural gas primarily in the Williston Basin in the U.S. Rocky Mountains.  For further information, please visit www.kodiakog.com.  The Company’s common shares are listed for trading on the New York Stock Exchange under the symbol: “KOG.”

Forward-Looking Statements

This press release includes statements that may constitute “forward-looking” statements, usually containing the words “believe,” “estimate,” “project,” “expect” or similar expressions. These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements.  Forward looking statements are statements that are not historical facts and are generally, but not always, identified by the words “expects,” “plans,” “anticipates,” “believes,” “intends,” “estimates,” projects,” “potential” and similar expressions, or that events or conditions “will,” “would,” “may,” “could” or “should” occur. Forward-looking statements in this document include statements regarding the Company’s expectations as to Kodiak’s exploration, development, well completion, production and drilling plans, including the timing and rate of drilling commencement and drilling completion of our wells, anticipated improvements in operational efficiencies and cost reductions, production estimates and forecasts, and expectations regarding our ability to execute our 2012 program. Factors that could cause or contribute to such differences include, but are not limited to, fluctuations in the prices of oil and gas, uncertainties inherent in estimating quantities of oil and gas reserves and projecting future rates of production and timing of development activities, competition, operating risks, acquisition risks, liquidity and capital requirements, the effects of governmental regulation, adverse changes in the market for the Company’s oil and gas production, dependence upon third-party vendors, and other risks detailed in Kodiak’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2011 and its Quarterly Report on Form 10-Q for the quarters ended March 31, 2012, June 30, 2012 and September 30, 2012.

For further information, please contact:

Mr. Lynn A. Peterson, Chairman and CEO, Kodiak Oil & Gas Corp. +1-303-592-8075

Mr. David P. Charles, Sierra Partners LLC +1-303-757-2510 x11

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